EXHIBIT 99.1

Further Topline Results for Epratuzumab Phase IIb Study in Systemic Lupus Erythematosus (SLE)

 --  Patients Receiving a Cumulative Epratuzumab Dose of 2400 mg
     During One 12-Week Treatment Cycle Showed Twice the Response Rate
     of Placebo
 --  Epratuzumab Was Well Tolerated, With Similar Incidence of Serious
     Adverse Events and Infusion Reactions Compared to Placebo

MORRIS PLAINS, N.J., Oct. 15, 2009 -- (GLOBE NEWSWIRE) -- Immunomedics (Nasdaq:IMMU), a biopharmaceutical company focused on developing monoclonal antibodies to treat cancer and other serious diseases, today announced further topline results for UCB's new SLE drug candidate epratuzumab. UCB's Phase IIb dose and regimen-ranging 12-week study compared epratuzumab to placebo in patients with SLE (also commonly known as lupus). In this study all epratuzumab doses, which ranged from 200 mg to 3600 mg cumulative dose administered during one 12-week treatment cycle, had numerically superior response rates compared to placebo at week 12. The primary objective was to assess the dose response and the dose frequency for epratuzumab.

The primary endpoint of the study was responder rate based on a combined index of clinical disease activity at week 12. Achievement of response was measured both by disease improvement and no disease worsening, via several indices of SLE disease activity primarily emphasizing BILAG*, as well as no increase or addition of background concomitant medications compared to baseline.

Notably, the response rate for the group receiving 600 mg of epratuzumab per week for 4 weeks was 46%, or 25% points higher than the placebo rate of 21%. Patients receiving 1200 mg every other week for 2 weeks had a response rate of 41%. The study was not powered to detect statistical differences between treatment arms.

A total of 227 patients were randomized in this multicenter, double-blind, placebo controlled study, the majority of whom were female (94%), with a mean age of 38 years. Seventy percent of patients had severely active disease in multiple organ systems.

Epratuzumab was well tolerated, with a similar incidence of serious adverse events and infusion reactions compared to placebo.

Epratuzumab is a humanized anti-CD22 monoclonal antibody with the potential to modulate B cell activity. Although the exact role of CD22 is not fully understood, it is considered to be a negative regulator of B cell function. B cells are known to contribute to SLE by producing antibodies against the body's own cells and tissues, causing the immune system to turn on itself, resulting in inflammation and tissue damage. Epratuzumab is a unique anti-B cell therapeutic, because of its ability to modulate B cell function without depleting a large portion of these lymphocytes.

*BILAG (British Isles Lupus Assessment Group) is a comprehensive scoring system for assessing both current SLE disease activity and changes in that activity since the patient was last seen.

About Epratuzumab

Epratuzumab is a humanized anti-CD22 monoclonal antibody under investigation for the treatment of SLE. CD22 is a B-cell specific surface protein that is considered to be involved in B-cell function. The product was licensed to UCB from Immunomedics. Under the license agreement, UCB owns the rights and is responsible for the clinical development, and commercialization of epratuzumab in all autoimmune disorders including SLE.

About SL0007

In study SL0007 patients were randomized to 1 of 6 intravenous regimens: placebo (PBO), epratuzumab cumulative dose (cd) 200, 800, 2400, or 3600 mg in equal divided doses using 2 every other week (EOW) infusions or epratuzumab cd 2400 mg delivered as 4 equal infusions 1 week apart. Concomitant oral corticosteroids (CS) and immunosuppressives (IS) were stable for at least 5 and 28 days, respectively, prior to first study drug infusion. Primary endpoint was responder rate on a combined index of clinical disease activity at week 12 (defined as reduction of all baseline (BL) BILAG 2004 A to B/C/D and BL BILAG B to C/D, no BILAG worsening in other organ systems, and no deterioration in SLEDAI or physician global assessment (VAS)), with no CS, IS and antimalarials increase over BL dose. The study was not powered to detect statistical differences between treatment arms.

About Systemic Lupus Erythematosus (SLE)

SLE, commonly referred to as lupus, is a chronic and potentially fatal autoimmune disease with a variable and unpredictable course. Antibodies are generated against the body's own nuclear proteins causing the immune system to attack its own cells and tissues resulting in inflammation and tissue damage. This can occur in any part of the body, but most often targets the heart, joints, skin, lungs, blood vessels, liver, kidneys and nervous system.

Lupus is characterized by periods of flares, or exacerbations, interspersed with periods of improvement or remission. The Lupus Foundation of America estimated that between 1.5 - 2 million Americans have a form of lupus, 90 percent of which are women. Symptoms and diagnosis occur most often between the ages of 15 and 45. In the U.S., lupus is more common in African Americans, Latinos, Asians, and Native Americans than in Caucasians.

A Lupus Foundation of America survey demonstrated the potential economic impact of the disease, as two of three lupus patients reported a complete or partial loss of their income because they are unable to work due to complications.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock-and-Lock (DNL) methodology with us for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. We believe that our portfolio of intellectual property, which includes approximately 139 patents issued in the United States and more than 300 other patents issued worldwide, protects our product candidates and technologies. For additional information on us, please visit our website at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab for autoimmune indications and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Immunomedics
          Dr. Chau Cheng, Associate Director,
           Investor Relations & Business Analysis
          (973) 605-8200, extension 123
          ccheng@immunomedics.com